CO-ADMINISTRATION AGREEMENT

                              _______________, 2005

State Street Bank and Trust Company
One Federal Street, 9th Floor
Boston, Massachusetts 02206

Dear Sirs:

     In accordance with Section 1 of the Co-Administration Agreement, dated March 18, 2002 (the "Agreement"), by and among each investment company party to that certain Agreement with State Street Bank and Trust Company ("SSB"), the Credit Suisse Trust (the "Trust") hereby notifies SSB of the Trust's desire to amend Appendix A of the Agreement to include the Commodity Return Strategy Portfolio ("the Portfolio"), and to have SSB render services as administrator under the terms of the Agreement with respect to the Portfolio.

     Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                    Very truly yours,

                                    CREDIT SUISSE TRUST


                                    By:
                                        ------------------------------------
                                        Name:  J. Kevin Gao
                                        Title:  Vice President and Secretary

Accepted:

STATE STREET BANK AND TRUST COMPANY


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